UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 15, 2015

ESB Financial Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	0-19345	25-1659846
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

600 Lawrence Avenue, Ellwood City, Pennsylvania		16117
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(724) 758-5584

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[x]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously announced, ESB Financial Corporation ("ESB") and Wesbanco, Inc. ("WesBanco") entered into an Agreement and Plan of Merger, dated as of October 29, 2014 (the "Merger Agreement"), providing for the merger of ESB with and into WesBanco, with WesBanco as the surviving corporation (the "Proposed Merger"). Each of ESB (SEC File No. 0-19345) and WesBanco (SEC File No. 333-200391) filed a definitive joint proxy statement/prospectus, dated as of December 11, 2014 (the "Joint Proxy Statement/Prospectus"), with the Securities and Exchange Commission in connection with the Proposed Merger.

As previously reported by each of ESB and WesBanco on Current Reports on Form 8-K, each dated December 15, 2014 and filed on December 19, 2014, two putative class action complaints were filed by purported shareholders of ESB with respect to the Proposed Merger. One complaint was filed in the United States District Court for the Western District of Pennsylvania (the "Federal District Court"), and is captioned and numbered James Elliott vs. ESB Financial, Inc., et al., Case No. 2:14-cv-01689-MRH (the "Federal Lawsuit"). The other complaint was filed in the Court of Common Pleas of Lawrence County, Pennsylvania, and is captioned and numbered Randall Kress v. ESB Bank, Case No. 11185/14 CA (the "Lawrence County Lawsuit"). Both complaints alleged generally, among other things, that each member of ESB's board of directors (the "Director Defendants") breached their fiduciary duties in approving the Merger Agreement, that ESB and WesBanco aided and abetted such breaches of fiduciary duty and that the disclosure regarding the Proposed Merger contained in the Joint Proxy Statement/Prospectus was materially deficient.

On January 15, 2015, solely to avoid the costs, risks and uncertainties inherent in litigation, ESB, ESB Bank, WesBanco and the Director Defendants (ESB, ESB Bank, WesBanco and the Director Defendants, collectively the "Defendants") entered into a Memorandum of Settlement (the "MOS") with the respective plaintiffs (collectively, the "Plaintiffs") regarding the settlement of both the Federal Lawsuit and the Lawrence County Lawsuit.  Pursuant to the MOS, ESB and WesBanco have agreed to file with the SEC and make publicly available to shareholders of ESB and WesBanco the supplemental disclosures provided below in this Current Report on Form 8-K and the Plaintiffs have agreed to release ESB, ESB Bank, WesBanco and the Director Defendants from all claims related to the Merger Agreement and the Proposed Merger, subject to approval of the Federal District Court.  If the court approves the settlement contemplated in the MOS, both the Federal Lawsuit and the Lawrence County Lawsuit will be dismissed with prejudice, and all claims that were or could have been brought challenging any aspect of the Proposed Merger, the Merger Agreement, and any disclosure made in connection therewith will be released and barred. Under the terms of the MOS, counsel for the Plaintiffs reserved the right to seek an award of attorneys' fees and expenses. The Defendants have reserved the right to contest the fee and expense petition. The amount of any fees and expense awarded will ultimately be determined and approved by the court, and will not affect the amount of merger consideration to be paid by WesBanco.  ESB or its successor or insurer will pay any fees and expenses awarded by the court. In the MOS, the parties have agreed to negotiate in good faith to prepare a stipulation of settlement to be filed with the court and other documentation as may be required to effectuate the settlement. There can be no assurance that the parties ultimately will enter into a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation. The proposed settlement contemplated by the MOS will become void in the event that the parties do not enter into such stipulation or the court does not approve the settlement.

The settlement will not affect the timing of the special meeting of shareholders of ESB scheduled for January 22, 2015 in Ellwood City, Pennsylvania to vote upon a proposal to adopt the Merger Agreement.  Similarly, the settlement will not affect the timing of the special meeting of shareholders of WesBanco scheduled for January 22, 2015 in Wheeling, West Virginia to vote on a proposal to approve the issuance of shares of WesBanco common stock in connection with the  Proposed Merger. ESB and the other Defendants deny all of the allegations in the lawsuits and believe the disclosures previously included in the Joint Proxy Statement/Prospectus are appropriate under the law.  Nevertheless, ESB and the other Defendants have agreed to settle the putative class action lawsuits in order to avoid the costs, disruptions and distraction of further litigation.

ESB and the other Defendants have vigorously denied, and continue to vigorously deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts that were alleged in the lawsuits, and expressly maintain that, to the extent applicable, they diligently and scrupulously complied with their fiduciary and other legal burdens and entered into the MOS solely to eliminate the burden and expense of further litigation and to put the claims that were or could have been asserted to rest.  Nothing in this Current Report on Form 8-K, the MOS or any stipulation of settlement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

SUPPLEMENT TO DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS

In the settlement of the outstanding Federal Lawsuit and the Lawrence County Lawsuit, as set forth in this Current Report on Form 8-K, ESB agreed to make these supplemental disclosures to the Joint Proxy Statement/Prospectus. These disclosures should be read in connection with the Joint Proxy Statement/Prospectus, which should be read in its entirety.  Defined terms used but not defined herein have the meanings set forth in the Joint Proxy Statement/Prospectus.  Without admitting in any way that the disclosures below are material or otherwise required by law, ESB makes the following supplemental disclosures:

The following supplements the disclosure under the heading "-Background of the Merger," and is added at the end of the fourth paragraph on page 48 of the Joint Proxy Statement/Prospectus.

The list of 12 institutions was developed by MHH based on its extensive knowledge and experience concerning ESB's market area and the current market for business combination transactions involving financial institutions in such market area, MHH's discussions with ESB's senior management, and analysis of publicly available information about other financial institutions and their acquisition histories.

The following supplements the discussion on page 48 of the Joint Proxy Statement/Prospectus and is added at the end of the fifth paragraph on page 48.

In January 2013, ESB borrowed $10 million from WesBanco pursuant to a five year term loan in order to repay certain trust preferred securities.  At the same time, WesBanco issued ESB a $10 million line of credit, which has never been drawn upon.  Previously, in 2004, ESB's Employee Stock Ownership Plan borrowed $5.7 million from WesBanco to fund the purchase of shares for the plan.  The loan was collateralized by the ESOP shares and was repaid in full upon its maturity in 2010.

The following supplements the disclosure in the Joint Proxy Statement/Prospectus and is added immediately following the fourth sentence of the first paragraph on page 49.

The NDAs included customary provisions which, among other things, restricted the ability of the institutions signing the NDAs to make unsolicited proposals to acquire, or to acquire, any securities of ESB or propose a business combination transaction with ESB or propose any tender or exchange offer for ESB's securities (commonly referred to as a "standstill provision").  None of the parties that signed the NDAs requested waivers from the standstill provisions.

The following disclosure supplements the subsection captioned "-Opinion of ESB's Financial Advisor – Selected Comparable Companies Analyses": on pages 65-67 of the Joint Proxy Statement/Prospectus and is added after the tabular information on the top of page 67.

MHH's analysis showed the following additional information concerning ESB's and WesBanco's financial conditions:
	ESB	ESB Group Mean	ESB Group Median
Return on Average Assets	0.89%	0.92%	0.84%
Return on Average Equity	8.98%	8.88%	7.89%
Net Interest Margin	2.58%	3.44%	3.53%
Noninterest Income / Average Assets	0.31%	1.10%	1.03%
Efficiency Ratio	58.5%	68.7%	66.9%

	WesBanco	WesBanco Group Mean	WesBanco Group Median
Return on Average Assets	1.07%	1.06%	1.07%
Return on Average Equity	8.79%	9.04%	8.79%
Net Interest Margin	3.59%	3.66%	3.63%
Noninterest Income / Average Assets	1.11%	1.15%	1.10%
Efficiency Ratio	59.7%	60.5%	59.7%

	ESB	ESB Group Mean	ESB Group Median
Tangible Common Equity / Tangible Assets	8.6%	8.9%	8.6%
Tier 1 Capital Ratio	16.1%	14.4%	13.8%
Loans / Assets	36.9%	65.1%	69.1%
Nonperforming Assets / Assets	1.05%	1.84%	1.52%
Loan Loss Reserve / Gross Loans	0.95%	1.37%	1.26%
Net Charge-Offs / Avg. Loans	0.03%	0.29%	0.21%

	WesBanco	WesBanco Group Mean	WesBanco Group Median
Tangible Common Equity / Tangible Assets	7.7%	9.5%	9.2%
Tier 1 Capital Ratio	13.5%	14.0%	13.5%
Loans / Assets	62.9%	68.8%	68.8%
Nonperforming Assets / Assets	0.87%	1.27%	1.00%
Loan Loss Reserve / Gross Loans	1.16%	1.24%	1.17%
Net Charge-Offs / Avg. Loans	0.06%	0.14%	0.11%

	ESB		ESB Group Mean		ESB Group Median
Stock Price / Tangible Book Value per Share	138.7%		127.3%		126.5%
Stock Price / LTM EPS	13.1	x	14.2	x	13.9	x
Dividend Yield	3.1%		2.7%		2.8%
Last Twelve Months Dividend Payout Ratio	41.2%		35.8%		36.7%

	WesBanco		WesBanco Group Mean		WesBanco Group Median
Stock Price / Tangible Book Value per Share	207.9%		167.2%		164.9%
Stock Price / LTM EPS	14.2	x	15.0	x	14.4	x
Dividend Yield	2.6%		3.3%		3.2%
Last Twelve Months Dividend Payout Ratio	36.8%		47.1%		46.8%

The following publicly traded institutions comprised the group of companies selected by MHH as comparable to ESB (the "ESB Group"): TriState Capital Holdings, Inc.; Peoples Bancorp, Inc.; CNB Financial Corp.; First Defiance Financial; United Community Financial Corp.; Summit Financial Group, Inc.; Premier Financial Bancorp, Inc.; Citizens & Northern Corp.; LNB Bancorp, Inc.; Penns Woods Bancorp, Inc.; First Citizens Banc Corp.; Orrstown Financial Services; LCNB Corp.; Farmers National Banc Corp.; AmeriServ Financial, Inc.; MVB Financial Corp.; ACNB Corp.; and Franklin Financial Services.

The following publicly traded institutions comprised the group of companies selected by MHH as comparable to WesBanco (the "WesBanco Group"): F.N.B. Corp.; United Bankshares, Inc.; Old National Bancorp; National Penn Bancshares, Inc.; Park National Corp.; First Financial Bancorp; First Commonwealth Financial; Customers Bancorp, Inc.; First Merchants Corp.; 1st Source Corp.; S&T Bancorp, Inc.; Community Trust Bancorp, Inc.; Republic Bancorp, Inc.; Lakeland Financial Corp.; City Holding Co.; and, First Financial Corp.

The following disclosure supplements the discussion under the sub-heading "-Recent Transactions Analysis" beginning on page 67 of the Joint Proxy Statement/Prospectus.  The following is added on page 67, immediately following the list of 13 Acquirors and Acquirees under the heading "Nationwide transactions since 1/1/12; Deal value between $250 million & $350 million; NPAs/Assets < 5.0%:"

Selected median financial data for the group of above-listed acquirees is as follows:

Total Assets ($000s)	Equity/ Assets	ROAA	ROAE	NPAs/Assets

$1,711,937	11.07%	0.75%	6.5%	1.39%

The following is added on page 68 immediately following the list of 37 Acquirors and Acquirees under the heading "Nationwide transactions since 1/1/12; Assets between $1 billion & $5 billion; NPAs/Assets > 5.0%:"

Selected median financial data for the group of above-listed acquirees is as follows:

Total Assets ($000s)	Equity/ Assets	ROAA	ROAE	NPAs/Assets

$1,601,683	10.35%	0.80%	7.9%	1.54%

The following is added on page 69 immediately following the list of 34 Acquirors and Acquirees under the heading "PA, MD, OH & WV transactions since 1/1/12; Assets > $100 million; NPAs/Assets < 5.0%:"
Selected median financial data for the group of above-listed acquirees is as follows:

Total Assets ($000s)	Equity/ Assets	ROAA	ROAE	NPAs/Assets

$238,750	9.55%	0.60%	6.0%	1.25%

The following is added on page 69 immediately following the list of 14 Acquirors and Acquirees under the heading "Nationwide transactions since 1/1/12; ROAA > 0.75%; NPAs/Assets < 1.5% ("Performance Based Group"):"

Selected median for the group of above-listed acquirees is as follows:

Total Assets ($000s)	Equity/ Assets	ROAA	ROAE	NPAs/Assets

$1,824,623	9.94%	1.18%	11.6%	1.08%

The following is added immediately after the table appearing on the top of page 70.

The median values of the medians for the groups of transactions described above were as follows: price to prior market price (premium), 18.0%; price to tangible book value, 164.2%; price to LTM EPS, 19.6%; price to assets, 16.9%; and, tangible book premium to core deposits, 10.8%.

The following disclosure supplements the discussion on page 70 of the Joint Proxy Statement/Prospectus.  The penultimate sentence in the paragraph under the sub-heading "-Financial Impact Analysis" is revised and replaced in its entirety with the following.

The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for WesBanco and that WesBanco is expected to maintain well-capitalized capital ratios (as defined in the prompt corrective action provision of Part 325, Subpart B of the Rules and Regulations of the FDIC).

The following disclosure supplements the discussion on page 70 of the Joint Proxy Statement/Prospectus under the sub-heading "-Discounted Dividends Analysis." The second sentence in the first paragraph of that sub-section is revised and replaced in its entirety with the following.

In performing this analysis, MHH used management's earnings estimates for ESB for 2015 and 2016 and, after discussions with ESB's senior management, applied an earnings growth rate of 5.0% thereafter, and assumed discount rates ranging from 10.0% to 16.0%.

The fourth sentence in the first paragraph of the "-Discounted Dividends Analysis" subsection on page 70 of the Joint Proxy Statement/Prospectus is revised and replaced in its entirety with the following.

In performing its discounted dividends analysis, MHH assumed an implied perpetuity growth rate of 5.0%.  In determining cash flows available to shareholders, MHH assumed that ESB would maintain a tangible common equity to tangible asset ratio of 6.5% (which MHH deemed a reasonable level of capital for ESB to maintain while permitting a satisfactory return on investment to shareholders) and would retain sufficient earnings to maintain that level.

The following supplements the disclosure under the heading "-Interests of Certain Persons in the Merger," and is added to the end of the first full paragraph on page 71 of the Joint Proxy Statement/Prospectus.

While parties who submitted indications of interest were requested to address their plans for ESB's senior management, retention of ESB's senior management was not a factor considered by ESB's board of directors for an indication of interest to be considered.

The following supplements the disclosure under the heading "-Summary of Golden Parachute Arrangements" in the Joint Proxy Statement/Prospectus.  The last sentence of the fourth bullet point on page 75 is revised and replaced in its entirety with the following.

Based on the exchange ratio of 0.502 shares of WesBanco common stock for each share of ESB common stock and the cash merger consideration of $1.76 for each share of ESB common stock, the merger consideration was assumed (based on the average closing market price of WesBanco's common stock on the first five business days following the first public announcement of the merger on October 29, 2014, in accordance with Item 402(t) of the SEC's Regulation S-K) to aggregate $19.006 per share of ESB common stock; and

The following disclosure supplements the section captioned "WESBANCO PROPOSAL NO. 1 (APPROVAL OF THE SHARE ISSUANCE) AND ESB PROPOSAL NO. 1 (ADOPTION OF THE MERGER AGREEMENT)" beginning on page 44 of the Joint Proxy Statement/Prospectus by adding the following on page 93 immediately following the section captioned "Amendment or Waiver".

Certain Financial Projections and Forecasts for ESB

ESB does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, earnings or other results due to, among other things, the uncertainty of the underlying assumptions and estimates. However, ESB provided certain nonpublic unaudited prospective financial information to WesBanco and other prospective bidders, as well as MHH, in connection with the confidential marketing materials prepared in August 2014.
This nonpublic unaudited prospective financial information was not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or GAAP.
This nonpublic unaudited prospective financial information is subject to the limitations set forth under the caption "Cautionary Statement Regarding Forward-Looking Statements" in this document and in the Joint Proxy Statement/Prospectus and should not be regarded as an indication that ESB, WesBanco, their respective boards of directors, or MHH considered, or now consider, this information to be necessarily predictive of actual future results. In addition, this information represents ESB's evaluation at the time it was prepared of ESB's future financial performance on a stand-alone basis, and without reference to the proposed merger or transaction-related costs or benefits. No assurances can be given that this information and the underlying assumptions are reasonable or that if it had been prepared as of the date of this document, similar assumptions would be used. In addition, this information may not reflect the manner in which WesBanco would operate the ESB business after the merger.
ESB management's selected prospective financial information follows.

Projected Selected Balance Sheet Data
	Fiscal Year Ended December 31,
	2014	2015	2016
	(Dollars in Thousands)
Assets:
Cash and cash equivalents	$16,720	$16,720	$16,720
Available for sale securities	1,097,134	1,116,029	1,126,707
Total net loans	713,515	754,450	801,445
Real estate owned and held for investment	7,700	6,700	5,700
Goodwill	41,599	41,599	41,599
Fixed assets	13,001	12,963	12,788
Interest receivable	7,340	7,340	7,340
Bank owned life insurance	31,103	31,623	32,123
Total assets	$1,955,346	$2,015,035	$2,072,533

Liabilities:
Total deposits	$1,314,561	$1,380,258	$1,449,276
Long term debt	371,929	355,644	334,307
Subordinated debt	36,083	36,083	36,083
Total liabilities	$1,746,662	$1,796,860	$1,844,541

Stockholders' Equity:
Common stock	$192	$192	$192
Paid in capital	104,433	104,478	104,516
Treasury stock	(17,500)	(20,000)	(22,500)
Retained earnings	108,189	119,207	131,261
Accumulated other comprehensive income, net of tax	15,573	15,573	15,573
Total stockholders' equity	$209,734	$219,225	$229,042
Total liabilities and stockholders' equity	$1,955,346	$2,015,035	$2,072,533

Projected Selected Income Statement Data
	Six Months Ended	Fiscal Year Ended December 31,
	December 31, 2014	2014	2015	2016
	(Dollars in Thousands)
Total interest income	$32,379	$64,873	$67,191	$72,991
Total interest expense	8,416	17,671	17,079	20,502
Net interest income	23,963	47,202	50,112	52,489
Less: Provision for loan losses	300	360	800	900
Net interest income after provision for loan losses	23,663	46,842	49,312	51,589
Total noninterest income	3,115	6,280	5,748	5,791
Total noninterest expense	15,526	30,427	31,734	32,833
Income before income taxes	11,252	22,695	23,326	24,547
Net income attributable to ESB	$8,691	$17,731	$18,082	$19,081
Diluted earnings per share	$0.49	$1.00	$1.02	$1.09
Dividends per common share	$0.20	$0.40	$0.40	$0.40

Additional Information About the Merger and Where to Find It

WesBanco has filed a Registration Statement on Form S-4 with the SEC, which was declared effective on December 11, 2014, and which includes the Joint Proxy Statement/Prospectus. SHAREHOLDERS OF ESB AND WESBANCO AND OTHER INTERESTED PARTIES ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.  In addition, the Registration Statement on Form S-4, which includes the Joint Proxy Statement/Prospectus, and other related documents filed by ESB or WesBanco with the SEC, may be obtained for free at the SEC's website at http://www.sec.gov, and from the applicable website of ESB at http://www.esbbank.com or WesBanco at http://www.wesbanco.com. Additionally, investors and security holders may obtain, without charge, copies of the documents that ESB has filed with the SEC by contacting Frank D. Martz, Group Senior Vice President of Operations and Secretary, ESB Financial Corporation, 600 Lawrence Avenue, Ellwood City, PA 16117, telephone: (724) 758-5584, and copies of the documents that WesBanco has filed with the SEC by contacting Linda M. Woodfin, Secretary, WesBanco, Inc, One Bank Plaza, Wheeling, WV 26003, telephone: (304) 234-9000.

Participants in the Solicitation

ESB and WesBanco and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of ESB and WesBanco in connection with the Proposed Merger. Information about the directors and executive officers of ESB is set forth in the proxy statement for ESB's 2014 annual meeting of shareholders, as filed with the SEC on March 14, 2014.  Information about the directors and executive officers of WesBanco is set forth in the proxy statement for WesBanco's 2014 annual meeting of shareholders, as filed with the SEC on March 14, 2014.  Additional information regarding the interests of those participants in connection with the Proposed Merger and other persons who may be deemed participants in the solicitation may be obtained by reading the Joint Proxy Statement/Prospectus regarding the Proposed Merger, which was first mailed to shareholders of ESB and WesBanco on or about December 15, 2014.  You can obtain free copies of these documents from the SEC, ESB or WesBanco using the website information above or by requesting such documents from ESB or WesBanco, as applicable, at the contact information above.

INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS WITH RESPECT TO THE PROPOSED MERGER.

Cautionary Statement Regarding Forward-Looking Statements

Matters set forth in this filing contain certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the proposed merger between WesBanco and ESB, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of WesBanco and ESB may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the proposed Merger may not be fully realized within the expected timeframes; disruption from the proposed Merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the proposed Merger may not be obtained on the expected terms and schedule; ESB's shareholders may not approve the proposed Merger; WesBanco shareholders may not approve the issuance of shares of WesBanco common stock in connection with the merger; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in the section of the Joint Proxy Statement/Prospectus titled "Risk Factors" and WesBanco's and ESB's annual and quarterly reports and other filings with the SEC that are incorporated by reference into the Joint Proxy Statement/Prospectus. See "Where You Can Find More Information About WesBanco and ESB" beginning on page 107 of the Joint Proxy Statement/Prospectus. All forward-looking statements included in this filing are based on information available at the time of filing. Neither ESB  nor WesBanco assumes any obligation to update any forward-looking statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ESB FINANCIAL CORPORATION

Date: January 15, 2015	By:	/s/Charlotte A. Zuschlag
		Name:	Charlotte A. Zuschlag
		Title:	President and Chief Executive Officer